Exhibit 10
AMENDMENT NO. 2 AND WAIVER
     This AMENDMENT NO. 2 AND WAIVER, dated as of March 16, 2009 (this “Amendment”), to the Loan Agreement (as defined below), among MGM MIRAGE, a Delaware corporation (“Borrower”), MGM Grand Detroit, LLC, a Delaware limited liability company (“Detroit”), the Lenders and Bank of America, N.A., as administrative agent for the lenders (the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, Borrower, Detroit, as initial Co-Borrower, the Lenders named in the signature pages thereto, Banc of America Securities LLC and The Royal Bank of Scotland PLC, as Joint Lead Arrangers, Banc of America Securities LLC, The Royal Bank of Scotland PLC, J.P. Morgan Securities Inc., Citibank North America, Inc. and Deutsche Bank Securities, Inc., as Joint Book Managers, The Royal Bank of Scotland PLC, as Syndication Agent, Barclays Bank PLC, BNP Paribas, Citigroup USA Inc., Commerzbank AG, Deutsche Bank Trust Company Americas, JPMorgan Chase Bank, N.A., Sumitomo Mitsui Banking Corporation, UBS Securities LLC and Wachovia Bank, National Association, as Co-Documentation Agents, Bank of Scotland, Merrill Lynch Bank USA and Morgan Stanley Bank, as Senior Managing Agents, Societe Generale and U.S. Bank National Association, as Managing Agents, and the Administrative Agent are parties to the Fifth Amended and Restated Loan Agreement, dated as of October 3, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Loan Agreement”);
     WHEREAS, Borrower, Detroit and the Administrative Agent, on behalf of the Lenders, are parties to that certain Amendment No. 1 to the Loan Agreement, dated as of September 30, 2008;
     WHEREAS, Borrower has informed the Administrative Agent that it expects to receive, on or about March 17, 2009 and in connection with its Form 10-K for the fiscal year ended December 31, 2008, a report from Borrower’s public accounting firm on Borrower’s consolidated financial statements for the year ended December 31, 2008, containing an explanatory paragraph with respect to Borrower’s ability to continue as a going concern (the “Specified Report”). In such event, the Administrative Agent and the Requisite Lenders are likely to assert that delivery of such Specified Report will be in breach of Section 7.1(c) of the Loan Agreement (the “Specified Alleged Breach”);
     WHEREAS, Borrower believes that the Specified Report is in compliance with the requirements set forth in Section 7.1(c) of the Loan Agreement and disputes any assertion by any Lender that the Specified Alleged Breach (i) constitutes a breach of any covenant set forth in the Loan Agreement, including, without limitation, Section 7.1(c) thereof or (ii) is a Default or Event of Default under the Loan Agreement; and
     WHEREAS, the Lenders that have consented to this Amendment constitute the Requisite Lenders under the Loan Agreement;
     NOW, THEREFORE, the parties hereto hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS
     SECTION 1.1. Certain Definitions. The following terms when used in this Amendment shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Administrative Agent” is defined in the preamble.
     “Amendment” is defined in the preamble.
     “Borrower” is defined in the preamble.
     “Detroit” is defined in the preamble.
     “Loan Agreement” is defined in the first recital.
     “Second Amendment Effective Date” is defined in Article IV.
     “Specified Alleged Breach” is defined in the third recital.
     SECTION 1.2. Other Definitions. Capitalized terms for which meanings are provided in the Loan Agreement (as amended hereby) are, unless otherwise defined herein, used in this Amendment with such meanings.
ARTICLE II
AMENDMENTS TO LOAN AGREEMENT
     Upon the occurrence of the Second Amendment Effective Date, the provisions of the Loan Agreement referred to below are hereby amended in accordance with this Article II.
     SECTION 2.1. Section 1.1 of the Loan Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order:
     “‘CityCenter Credit Agreement’ means that certain Credit Agreement, dated as of October 3, 2008, among CityCenter Holdings, as the Borrower, the Lenders from time to time party thereto, The Royal Bank of Scotland PLC and UBS Securities LLC, as Co-Syndication Agents, BNP Paribas and Sumitomo Mitsui Banking Corporation, as Co-Documentation Agents and Bank of America, N.A. as Administrative Agent, as amended, supplemented, amended and restated or otherwise modified from time to time.”
     “‘CityCenter Holdings’ means CityCenter Holdings, LLC, a Delaware limited liability company.”
     “‘Equity Interests’ means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.”
     “‘FTI’ means FTI Consulting, Inc., in its capacity as financial advisor and consultant to Mayer Brown.”
     “‘Loan Parties’ means Borrower, Detroit and each Guarantor.”
     “‘Mayer Brown’ means Mayer Brown, LLP, in its capacity as counsel to the Administrative Agent.”
     “‘Restricted Payment’ means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.”
     “‘Second Amendment’ means that certain Amendment No. 2 and Waiver to this Agreement, dated as of March 16, 2009, among the Borrower, Detroit, the Lenders and the Administrative Agent.”
     “‘Second Amendment Effective Date’ has the meaning specified in Article IV of the Second Amendment.”
     SECTION 2.2. The following definitions set forth in Section 1.1 of the Loan Agreement are hereby amended and restated in their entirety as follows:
     “‘Applicable Rates’ means, as of any date of determination, the following percentages per annum, based upon the Pricing Level on that date:

	LIBOR	Base Rate	Unused Fee	Standby Letter
Pricing Level	Margin	Margin	Rate	of Credit Fee

I	1.375%	1.000%	0.100%	1.375%

II	1.625%	1.000%	0.150%	1.625%

III	1.875%	1.000%	0.150%	1.875%

IV	2.000%	1.000%	0.200%	2.000%

V	2.250%	1.250%	0.200%	2.250%

VI	2.500%	1.500%	0.250%	2.500%

VII	2.750%	1.750%	0.250%	2.750%

VIII	3.000%	2.000%	0.300%	3.000%”

     “‘Disposition’ or ‘Dispose’ means the sale, transfer or other disposition, in one transaction or any series of related transactions, of any asset.”
     “‘Investment’ means, when used in connection with any Person, any investment by or of that Person, whether by means of (a) purchase or other acquisition of stock or other securities of any other Person, (b) a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit, in each case including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or Cash Equivalents or has been converted into Cash or Cash Equivalents), without adjustment for subsequent increases or decreases in the value of such Investment.”
     “‘LIBOR’ means, for any Interest Period with respect to a LIBOR Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then “LIBOR” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; provided, that LIBOR shall in no event be less than 2.00% per annum at any time.”
     SECTION 2.3. The definition of the term “Base Rate” in Section 1.1 of the Loan Agreement is hereby amended by adding the following proviso to the end of the first sentence thereof:
     “; provided, that the Base Rate shall in no event be less than 4.00% per annum at any time.”

     SECTION 2.4. The first sentence of Section 2.12(b) of the Loan Agreement is hereby amended by inserting the phrase “the prior approval of the Requisite Lenders and” before the words “the receipt by the Administrative Agent” in the second line thereof.
     SECTION 2.5. Section 5.5 of the Loan Agreement is hereby amended by replacing the references therein to “the Administrative Agent or any Lender” with “the Administrative Agent, any Lender, FTI or any other advisor of the Administrative Agent or any Lender”.
     SECTION 2.6. Article 6 of the Loan Agreement is hereby amended as follows:
     SECTION 2.6.1. Section 6.1 of the Loan Agreement is hereby amended and restated in its entirety as follows:
     “6.1 Mergers and Other Fundamental Changes. Merge, dissolve, liquidate, or consolidate with or into another Person, except that, subject to Section 6.2 and so long as no Default exists or would result therefrom:
     (a) any Restricted Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; and
     (b) mergers and consolidations between Restricted Subsidiaries solely to effect a mere change in the state or form of organization of Borrower or any Restricted Subsidiary;
     SECTION 2.6.2. Section 6.4(i) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
     “(i) Liens not otherwise permitted by the foregoing clauses of this Section encumbering assets of Borrower and its Restricted Subsidiaries having an aggregate fair market value, as of the date of the incurrence of such Liens, which is not in excess of 5% of Consolidated Net Tangible Assets determined as of the then most recently ended Fiscal Quarter; provided, however, that after the Second Amendment Effective Date, no new Liens not otherwise permitted by the foregoing clauses of this Section encumbering assets of the Borrower and its Subsidiaries shall be granted to secure Indebtedness for borrowed money, Capital Lease Obligations in an aggregate amount exceeding $5,000,000, Swap Contracts, letters of credit or Guaranties of any such Indebtedness.”
     SECTION 2.6.3. Section 6.7 of the Loan Agreement is hereby deleted in its entirety.
     SECTION 2.6.4. The following Sections 6.7, 6.8, 6.9, 6.10, 6.11, 6.12 and 6.13 are hereby added to the Loan Agreement in the appropriate numerical order:
     “6.7 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) obligations (contingent or otherwise) existing or arising under any Swap Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (b) Indebtedness of Borrower or a Restricted Subsidiary owed to Borrower or a Restricted Subsidiary, which Indebtedness shall be on subordination terms acceptable to the Administrative Agent (which shall be agreed prior to April 17, 2009) and be otherwise permitted under the provisions of Section 6.7;
     (c) Indebtedness under the Loan Documents;
     (d) Indebtedness outstanding on the Second Amendment Effective Date hereof and, to the extent such Indebtedness is in excess of $25,000,000, listed on Schedule 6.7;
     (e) Guaranty Obligations of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or such Subsidiary;
     (f) Capital Lease Obligations and Indebtedness secured by purchase money Liens within the limitations set forth in Section 6.4(e). and
     (g) (i) renewals, extensions, refinancings and refundings of Indebtedness permitted by clauses (d) and (f) in an aggregate principal amount not to exceed $25,000,000 and (ii) extensions of letters of credit outstanding on the Second Amendment Effective Date.
     6.8 Investments. Make or hold any Investments, except:
     (a) Investments held by Borrower and its Subsidiaries in the form of Cash Equivalents;
     (b) advances to officers, directors and employees of Borrower and Subsidiaries in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes;
     (c) (i) Investments by Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Second Amendment Effective Date; (ii) additional Investments by Borrower and its Subsidiaries in Loan Parties; and (iii) Investments in Indebtedness permitted by Section 6.7(b); provided, that Investments in the Insurance Subsidiary shall not exceed $150,000,000 in the aggregate;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Guaranty Obligations permitted by Section 6.7;
     (f) Investments existing on the date hereof (other than those referred to in Section 6.8(c)(i)) and set forth on Schedule 6.8;
     (g) Investments by Borrower in Swap Agreements permitted under Section 6.7(a);
     (h) the Borrower may make Investments into CityCenter Holdings as follows: (a) in amount not to exceed the lesser of the amount requested by CityCenter Holdings to each of Borrower and Dubai World (as such term is defined in the CityCenter Credit Agreement) with respect to such Investment and $110,000,000 within seven (7) business days before or after March 24, 2009, (b) in an amount not to exceed the lesser of the amount requested by CityCenter Holdings to each of Borrower and Dubai World with respect to such Investment and $38,500,000 within seven (7) business days before or after April 8, 2009, (c) in an amount not to exceed the lesser of the amount requested by CityCenter Holdings to each of Borrower and Dubai World with respect to such Investment and $126,500,000 within seven (7) business days before or after April 24, 2009, and (d) in an amount not to exceed the lesser of the amount requested by CityCenter Holdings to each of Borrower and Dubai World with respect to such Investment and $38,500,000 within seven (7) business days before or after May 6, 2009, so long as, in the case of each such Investment, (i) immediately before and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, including that the waiver, if any, remains in effect pursuant to Article III of the Second Amendment, (ii) immediately before and immediately after giving effect thereto, no acceleration of the obligations under the CityCenter Credit Agreement shall have occurred and (iii) simultaneously with each such Investment by the Borrower, Dubai World (as such term is defined in the CityCenter Credit Agreement) shall have made a corresponding Investment in an equal amount into CityCenter Holdings; provided, however, that in the event that Borrower is prohibited by virtue of the failure to satisfy any of the conditions in any of the foregoing clauses (i)-(iii) with respect to any such Investment, Borrower nonetheless shall be permitted to invest up to a maximum of $20,000,000 solely and to the extent reasonably necessary to ensure public health, safety, and welfare or regulatory compliance in connection with CityCenter Holdings; provided, further that if Borrower shall invest any funds pursuant to the preceding proviso and the condition in the foregoing clauses (i)-(iii) that was previously unsatisfied is subsequently satisfied, such invested amount shall reduce, dollar for dollar, any subsequent payments pursuant to this Section 6.8(h) subsections (a) through (d) hereof.
     (i) other Investments by Borrower and its Subsidiaries not otherwise permitted under this Section 6.8 in an aggregate amount not to exceed

$25,000,000; provided that, with respect to each Investment made pursuant to this Section 6.8(i):
     (i) such Investment shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Official); and
     (ii) such Investment shall be in property that is part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of Borrower and its Subsidiaries in the ordinary course;
and provided further, that no Investment pursuant to this Section 6.8(i) shall be made into CityCenter without the written consent of the Requisite Lenders.
     6.9 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of inventory in the ordinary course of business;
     (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such Disposition;
     (d) Dispositions of property by any Restricted Subsidiary to Borrower or to a Restricted Subsidiary;
     (e) Dispositions permitted pursuant to Section 6.1; and
     (f) Dispositions in the ordinary course of their business by the Borrower and its Subsidiaries of airplanes and various other non-core assets so long as the aggregate proceeds therefrom do not exceed $100,000,000;
provided, however, that any Disposition pursuant to clauses (c), (e) and (f) of this Section 6.9 for which the aggregate proceeds therefrom shall be in an amount in excess of $10,000,000 shall be, in the good faith view of the board of directors of Borrower or the governing body of the Restricted Subsidiary effectuating such Disposition, for fair market value.

     (g) the Borrower may complete the sale of the property known as the Treasure Island Hotel and Casino on the terms described in that certain Purchase Agreement dated as of December 13, 2008 (as amended, supplemented or otherwise modified as of the Second Amendment Effective Date) among the Mirage Casino-Hotel, Treasure Island Corp. and Ruffin Acquisition, LLC, and subject to the occurrence of the Second Amendment Effective Date, the Administrative Agent shall execute a release of the Subsidiary that is the subject of such transaction from its obligations under the Guaranty substantially in the form of Exhibit C hereto.
     6.10 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Subsidiary may make Restricted Payments to Borrower, any of Borrower’s Subsidiaries that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and
     (c) the Subsidiaries of Borrower may declare and pay cash dividends to Borrower.
     6.11 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase (including at a discount), defease, refinance, exchange or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:
     (a) the prepayment of the Loans and Advances in accordance with the terms of this agreement;
     (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 6.7; and
     (c) refinancings and refundings of Indebtedness otherwise permitted under Section 6.7(g).
     6.12 Creation of Restricted Subsidiaries. From and after March 13, 2009, create or designate any new Unrestricted Subsidiaries, other than Subsidiaries of existing Unrestricted Subsidiaries.

     6.13 Trade Payables. Borrower and its Restricted Subsidiaries shall not prepay any trade payables, except in the ordinary course of business in light of then-existing circumstances, and, without limitation of the foregoing, any payments of trade payables in respect of CityCenter shall also be subject to Section 6.8(h) hereof.
     SECTION 2.7. Section 7.1(a) of the Loan Agreement is hereby amended by adding the following proviso at the end of such Section: “provided, however, that, with respect to the Fiscal Quarter ending March 31, 2009, such financial information shall be provided on or before May 15, 2009.”
     SECTION 2.8. Section 7.1 of the Loan Agreement is hereby amended by deleting the word “and” at the end of subsection (j), by amending and restating subsection (k) in its entirety and by adding new subsections (l) and (m) as follows:
     (k) Commencing with the month of February, 2009, as soon as practicable, and in any event within 30 days after the end of each calendar month that is not a Fiscal Quarter ending month and 40 days after the end of each calendar month that is a Fiscal Quarter ending month, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month and the consolidated and consolidating statement of operations for such month and its consolidated statement of cash flows for the portion of the Fiscal Year ended with such month, all in a form and substance consistent with past practices;
     (l) The monthly reporting information described in clause (k) above for the month of January 2009 shall be delivered on or before March 27, 2009; and
     (m) Such other data and information as from time to time may be reasonably requested by FTI, the Administrative Agent, any Lender (through the Administrative Agent) or the Requisite Lenders.”
     SECTION 2.9. Section 8.2 of the Loan Agreement is hereby amended by deleting the word “and” at the end of subsection (b), by replacing the period at the end of subsection (c) with a semicolon and adding the word “and” immediately after the semicolon and by adding a new subsection (d) as follows:
     “(d) the amount paid pursuant to the provisions of Section 4.6 of the Second Amendment, shall not result in the reduction of any Lender’s Commitment, but nonetheless shall not be available for re-borrowing through subsequent Advances or otherwise, absent the written consent of Requisite Lenders.”
     SECTION 2.10. Section 11.3(a) of the Loan Agreement is hereby amended by inserting “and the reasonable costs of FTI and any other advisor (including financial advisor) or consultant to the Administrative Agent” after all references in such Section 11.3(a) to “all Attorney Costs”.
     SECTION 2.11. Schedules 6.7, 6.8 and 6.9 (“Unrestricted Subsidiaries”) hereto are hereby added as Schedules 6.7, 6.8 and 6.9 to the Loan Agreement, respectively.

     SECTION 2.12. The information set forth on Schedule 11.6 as “Address for Administrative Agent, Issuing Lender and Swing Line Lender” is hereby amended and restated in its entirety as follows:
     “Bank of America, N.A.
     Agency Management
     Mail Code: TX1-492-14-11
     901 Main Street, 14th Floor
     Dallas, TX 75202-3714
     Attn: Maurice E. Washington
     Telecopier: (214) 290-9544
     Telephone: (214) 209-4128
     maurice.washington@bankofamerica.com
     With a copy to:
     Bank of America, N.A.
     Special Assets Group
     Mail Code: TX1-492-66-01
     901 Main Street, 66th Floor
     Dallas, TX 75202
     Attn: Jack Woodiel
     Telecopier: (214) 290-9475
     Telephone: (214) 209-0955
     jack.woodiel@bankofamerica.com
     And to:
     Mayer Brown LLP
     71 S. Wacker Drive
     Chicago, IL 60606
     Attn: Thomas S. Kiriakos
     Telecopier: (312) 706-8232
     Telephone: (312) 701-7275
     tkiriakos@mayerbrown.com”
ARTICLE III
WAIVERS OF LOAN AGREEMENT
     SECTION 3.1. Waiver through May 15, 2009. Upon the occurrence of the Second Amendment Effective Date, (i) the requirements of Section 7.1(c) of the Loan Agreement, but solely with respect to the Specified Alleged Breach, and (ii) the requirements of Sections 6.5 and 6.6 of the Loan Agreement, but solely with respect to the Fiscal Quarter ending March 31, 2009, are hereby waived, but only for and through the period ending on May 15, 2009, (such that, by way of clarification, no Default or Event of Default shall be deemed to arise with respect to the requirements of Sections 6.5 and 6.6 of the Loan Agreement, solely with respect to the Fiscal Quarter ending March 31, 2009, during such period), upon which date such waivers shall expire (and, with respect to the Specified Alleged Breach, the notice and time periods set forth in Section 9.1(d) of the Loan Agreement shall be deemed to have been given and lapsed) without the further action of any party; provided that Borrower reserves its right to contend that the Specified Alleged Breach does not constitute a Default or Event of Default. By way of clarification, if there has been a violation of the requirements of Sections 6.5 and 6.6 of the Loan Agreement for the Fiscal Quarter ending on March 31, 2009, the Event of Default or Events of Default with respect to which shall be deemed to have arisen on May 16, 2009.
     SECTION 3.2. Continued Compliance Certificate Calculations. Consistent with the limited duration of the waivers granted or that may be granted pursuant to the provisions of this Article III, the Borrower will continue to calculate all financial covenants in its Compliance Certificates.
     SECTION 3.3. Amendments to Loan Agreement. Without limiting the generality of the other provisions of this Amendment, the amendments to the Loan Agreement set forth in Article II hereof shall survive the termination of the waiver pursuant to Section 3.1 hereof.
ARTICLE IV
CONDITIONS TO EFFECTIVENESS
     The amendments set forth in Article II and the waivers set forth in Article III shall become effective on the date (the “Second Amendment Effective Date”) when all of the conditions set forth in this Article IV have been completed to the satisfaction of the Administrative Agent.
     SECTION 4.1. The Administrative Agent shall have received counterparts hereof executed on behalf of Borrower, Detroit, and the Administrative Agent.
     SECTION 4.2. Administrative Agent shall have received a written consent hereto from Borrower’s Restricted Subsidiaries in the form of Exhibit A hereto.
     SECTION 4.3. The Administrative Agent shall have received written consent of the Requisite Lenders through their execution of consents substantially in the form of Exhibit B hereto.
     SECTION 4.4. The Administrative Agent shall have received, for the account of each Lender, a non-refundable fee in the amount of 0.20% of each such Lender’s Commitment.
     SECTION 4.5. The Administrative Agent shall have received a written confirmation from a Senior Officer of Borrower that since March 9, 2009, the Borrower has not, directly or indirectly prepaid, redeemed, purchased or defeased any of its Indebtedness.
     SECTION 4.6. Borrower shall have prepaid the Revolving Loans pursuant to Section 3.1(f) of the Loan Agreement in an amount of not less than $300,000,000.
     SECTION 4.7. While leaving Mayer Brown’s and FTI’s existing retainers intact, Borrower shall have reimbursed the Administrative Agent for the reasonable fees and expenses of Mayer Brown and FTI for the period through the Second Amendment Effective Date.

     Upon the Second Amendment Effective Date, the Applicable Rates set forth in Section 2.2 hereof shall become effective.
ARTICLE V
RETENTION OF RIGHTS, ETC.
     SECTION 5.1. Limitation to its Terms. This Amendment strictly shall be limited to its terms.
     SECTION 5.2. Retention of Rights. Without limiting the generality of Section 5.1, except as specifically set forth in Article III hereof, neither the execution, delivery nor effectiveness of this Amendment shall operate as a waiver of (or forbearance with respect to) any present or future Default or Event of Default or as a waiver of (or forbearance with respect to) the ability of the Administrative Agent or the other Lenders to exercise any right, power, and/or remedy, whether under any Loan Document and/or under any applicable law, in connection therewith. As provided in Section 11.1 of the Loan Agreement, no failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right under the Loan Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.
     SECTION 5.3. Full Force and Effect; Limited Waiver. Without limiting the generality of Section 5.1, except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Loan Agreement shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. Without limiting the generality of Section 5.1, the amendments set forth herein shall be limited precisely as provided for herein to the provision expressly amended herein and shall not be deemed to be amendments to, waivers of, consents to or modifications of any other term or provision of the Loan Agreement or of any transaction or further or future action on the part of Borrower which would require the consent of the Lenders under the Loan Agreement.
ARTICLE VI
MISCELLANEOUS
     SECTION 6.1. Compliance Certificate. In the event that the Second Amendment Effective Date occurs, the form of Compliance Certificate for the Fiscal Year 2008 that is required to be delivered on or before April 15, 2009 may qualify the Material Adverse Effect representation by reference to general economic conditions.
     SECTION 6.2. Representations and Warranties. The Borrower represents and warrants the following:
     (a) after giving effect to this Amendment, no Default or Event of Default is continuing;
     (b) after giving effect to this Amendment, the representations and warranties contained in Article 4 of the Loan Agreement are true and correct on and as of the

Second Amendment Effective Date as though made on that date (or, if stated to have been made as of an earlier date, was true and correct as of such earlier date); and
     (c) this Amendment has been duly authorized by Borrower and Detroit, there is no action pending or any order, judgment, or decree in effect that is likely to restrain, prevent, or impose materially adverse conditions upon the performance by Borrower, Detroit, or any of Borrower’s Subsidiaries under the Loan Agreement or any of the other Loan Documents, and this Amendment constitutes the valid, binding and enforceable obligation of Borrower and Detroit in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws, Gaming Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion; and
     (d) The execution, delivery and performance by each of Borrower and Detroit of this Amendment do not and will not conflict with, or constitute a violation or breach of, or result in the imposition of any Lien upon the property of Borrower, Detroit, or any other of Borrower’s Subsidiaries, by reason of the terms of (i) any contract, mortgage, lease, agreement, indenture, or instrument to which Borrower, Detroit, or any of Borrower’s Subsidiaries is a party or which is binding upon it, (ii) any requirement of law applicable to any Borrower, Detroit, or any of Borrower’s Subsidiaries, or (iii) the certificate or articles of incorporation or by-laws or the limited liability company or limited partnership agreement, or analogous organizational document, of any Borrower, Detroit, or any of Borrower’s Subsidiaries.
     SECTION 6.3. Loan Document. This Amendment is a Loan Document and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with all of the terms and provisions of the Loan Agreement, including Article 1 thereof.
     SECTION 6.4. Reaffirmation of Obligations. Each of Borrower and Detroit hereby acknowledges that the Loan Documents (as amended by this Amendment) and the Obligations constitute the valid and binding Obligations of Borrower and Detroit enforceable against Borrower and Detroit in accordance with their respective terms, and each of Borrower and Detroit hereby reaffirms its Obligations under the Loan Documents (as amended by this Amendment) (and, as to Detroit, its liability is limited to that portion of the Obligations which are actually borrowed or received by Detroit). Administrative Agent’s and any Lender’s entry into this Agreement or any of the documents referenced herein, Administrative Agent’s and any Lender’s negotiations with any party with respect to any Loan Document, Administrative Agent’s and any Lender’s acceptance of any payment from Borrower, Detroit, any Guarantor or any other party of any payments made to Administrative Agent or any Lender prior to the date hereof, or any other action or failure to act on the part of Administrative Agent or any Lender shall not constitute (a) a modification of any Loan Document (except to the extent of the specific amendments contained herein), or (b) except for as set forth herein, a waiver of any Default or Event of Default under the Loan Documents, or a waiver of any term or provision of any Loan Document.

     SECTION 6.5. Estoppel. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Administrative Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower and each Guarantor hereby acknowledges and agrees that, other than the Specified Alleged Breach, (if such Specified Alleged Breach constitutes a Default), as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower, Detroit or any Guarantor as against the Administrative Agent or any Lender with respect to the Obligations.
     SECTION 6.6. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the Loan Agreement and their respective successors and permitted assigns.
     SECTION 6.7. Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.
     SECTION 6.8. Integration. This Amendment represents the agreement of the Borrower, Detroit, the Administrative Agent and each of the Lenders (through the Requisite Lenders’ consenting hereto) with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
     SECTION 6.9. Governing Law and Waiver of Jury Trial. The terms of Sections 11.17 (Governing Law) and 11.28 (Jury Trial Waiver) of the Loan Agreement are incorporated herein as though set forth in full.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

MGM MIRAGE,
a Delaware corporation

By:		/s/ John M. McManus

Name: John M. McManus
Title: Assistant Secretary

MGM GRAND DETROIT, LLC,
a Delaware limited liability company

By:		MGM Grand Detroit, Inc.,
Managing Member

	By:	/s/ John M. McManus

Name: John M. McManus
Title: Assistant Secretary

BANK OF AMERICA, N.A.,
as Administrative Agent

By:		/s/ John W. Woodiel III

Name: John W. Woodiel III
Title: Senior Vice President